EXHIBIT 10.1


                           PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement ("Agreement") dated effective as of the 1st day of August, 2003, is by and among EDWARD MIKE DAVIS, an unmarried man ("Davis"), EDWARD MIKE DAVIS, L.L.C., a privately-held limited liability company organized and existing under the laws of the State of Nevada ("Davis LLC") (collectively, Davis and Davis LLC are the "Seller"), and DELTA PETROLEUM CORPORATION, a publicly-held corporation organized and existing under the laws of the State of Colorado ("Buyer"). Seller and Buyer are referred to herein individually as a "Party" and collectively as the "Parties."

     In consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                  ARTICLE 1
                              PURCHASE AND SALE

     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and pay for all of Seller's right, title and interest in and to the Interests.

     1.2 Interests. All of the following shall be referred to in this Agreement collectively as the "Interests" and individually as an "Interest":

          (a) All Seller's working interest in the oil, gas and mineral leases described on Exhibit "A" attached hereto (collectively, the "Leases"), which includes all leases owned by Seller within the Colorado AMI and the Trailblazer AMI, as those terms are defined in Section 2.5 below, excluding those interests reserved to Seller elsewhere in this Agreement, e.g. Reserved Interest set forth in Section 1.3, any working interests not transferred, overrides and the like.

          (b)     The oil and gas wells described on Exhibit "A"
(individually, a "Well," and collectively, the "Wells"), together with all oil, natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate and other minerals produced from such Wells.

          (c) All unitization, communitization, pooling, agreements, working interest units created by operating agreements, partnership agreements and orders covering the Leases and Lands as defined in 1.2 (e) below, or any portion thereof, and the units and pooled or communitized areas created thereby (collectively, the "Units") insofar as they pertain to the interests to be assigned to Buyer pursuant to this Agreement.

          (d) The tangible personal property, tools, machinery, materials, pipelines, plants, gathering systems, equipment, facilities, fixtures and improvements currently used on the Wells and associated tank batteries, but excluding equipment located on or near the Leases not currently used on such facilities, including but not limited to tubing, pipe, vehicles, an 8' x 10' parts house containing fittings and other associated parts, trailers, generators and the gas pipeline connected to the well described as the "Section 20 Well" in Exhibit "A" to this Agreement . (collectively, the "Equipment"). Seller shall not charge Buyer any fee for use of Seller's pipeline for transportation of gas produced from the Section 20 Well. Buyer's inventory indicates the Equipment consists of the equipment listed in Exhibit "D" to this Agreement, although the intent of this Agreement is to convey the tangible personal property, tools, machinery, materials, plants, gathering systems, equipment, facilities, fixtures and improvements currently used on the Wells and associated tank batteries.

           (e) The licenses, permits, contracts, agreements and other instruments owned by Seller (other than bonds posted by Seller) which concern and relate to any of the Leases, the lands covered by the Leases (the "Lands"), Wells, Units and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Leases, Lands, Wells, Units and/or Equipment, or the operation thereof; including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of hydrocarbons; and all other contracts and agreements related to the Leases, Lands, Wells, Units and/or Equipment.

     (f) Subject to Section 1.3 below, originals or copies of all computer tapes and discs, files, records, information or data relating to the Interests in the possession of Seller, including, without limitation, title records (including abstracts of title, title opinions, certificates of title and title curative documents), production records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, drilling reports, well completion reports, drill stem test charts and reports, regulatory reports, and all related materials, INSOFAR AND ONLY INSOFAR as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e., the materials are not subject to a proprietary agreement precluding their transfer to Buyer), and, to the extent transferable, all other contract rights, intangible rights (excluding Seller's trademarks and service marks), inchoate rights, choses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, attributable to the Interests.

          (g) All payments, and all rights to receive payments, with respect to the ownership of the production of hydrocarbons from or the conduct of operations on the Interests accruing after the Effective Time.

     1.3 Reserved Interests. Notwithstanding any provision of this Agreement to the contrary, Seller reserves and retains unto Seller (i) Seller's corporate, financial, tax and legal records and other business records; (ii) cash, bank accounts, letters of credit, travel letter accounts and prepaid insurance; (iii) the management information systems, accounting software and other intellectual property rights of Seller used by Seller in the management and administration of its business; (iv) all claims that Seller may have under any policy of insurance, indemnity or bond maintained by Seller other than claims relating to property damage or casualty loss affecting the Interests occurring between the Effective Time and Closing (which claims shall be included in the Interests); (v) all accounts receivable, trade credits or notes receivable relating to transactions processed by Seller prior to the Effective Time; (vi) any files or records that Seller is contractually or otherwise obligated not to disclose to Buyer; (vii) all claims and causes of action arising from acts, omissions or events, or damage or destruction of property occurring prior to the Effective Time; (viii) engineering studies or reserve reports relating to the Interests; and; (ix) all interests and rights not included in the definition of the Interests, including but not limited to overriding royalty interests, royalty interests and mineral interests, provided, however, all mineral interests owned or hereafter acquired by Seller shall be subject to an oil and gas lease as described in Section 2.5(c)(i) of this Agreement; (x) with respect to the Section 12 Field, a one-time option to acquire up to a proportionate 75% of the working interest in the oil and gas field as defined as the "Section 12 Field" in Exhibit "A" to this Agreement (the "Reversionary Interest") conveyed to Buyer under this Agreement after a total of 593,000 barrels of oil has been produced from the Section 12 Field after the Effective Time, subject to its proportionate share of costs, and together with the option to take over operation of the Section 12 Field, which option must be exercised when the option to acquire the working interest is exercised; (xi) non-exclusive license rights to all seismic data covering the Interests, whether now or hereafter acquired by Seller or Buyer; and (xii) rights in computer tapes and disks, files, records, information, data, contracts and agreements attributable to the interests retained by or earned by Seller (collectively (i) through (xii) are the "Reserved Interests").

     1.4 Effective Time. The purchase and sale of the Interests shall be effective as of August 1, 2003, at 12:01 a.m., Mountain Daylight Time (herein called the "Effective Time").

     1.5 Closing Date. The purchase and sale of the Interests pursuant to this Agreement and receipt of the required wire transfer of the Initial Purchase Price by Seller ("Closing") shall be on or before 5:00 p.m. Mountain Daylight Savings Time, September 19, 2003 ("Closing Date") unless a different date is agreed to in writing by both Parties.

      1.6     Ownership of the Interests.   Upon Closing, (a) Seller shall be
entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), including the right to pledge, mortgage or otherwise encumber the Reserved Interests or any Reversionary Interests, and shall be subject to the duties and obligations of such ownership attributable to the Interests for the period of time prior to the Effective Time and (b) Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) including the right to pledge, mortgage or otherwise encumber the Interests, and shall be subject to the duties and obligations of such ownership attributable to the Interests for the period of time from and after the Effective Time. All expenses and costs including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Interests, the production of hydrocarbons, or the receipt of proceeds therefrom) attributable to the Interests, shall be: (i) allocated to Seller if incurred or accruing with respect to operations conducted prior to the Effective Time; or (ii) allocated to Buyer if incurred or accruing with respect to operations conducted from and after the Effective Time. All hydrocarbons in storage facilities above or upstream from the pipeline connection to each storage facility, or downstream of delivery point sales meters on gas pipelines, as of the Effective Time, shall belong to Seller.
All of the hydrocarbons placed in such storage facilities or upstream of the aforesaid meters on pipelines after the Effective Time shall accrue to the benefit of Buyer and shall become a part of the Interests. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the records maintained by the operator of the relevant Interest, unless such records are demonstrated to be inaccurate.

     1.7     Risk of Loss.   Buyer shall assume all risk of loss with respect
to the Interests from and after the Effective Time to Closing and thereafter should Closing occur. Except as specifically set forth in Section 11.1 with respect to any damages caused by Buyer's environmental inspection of the Interests, Seller shall retain all risk of loss with respect to the Interests at all times should Closing not occur.

                                  ARTICLE 2
                               PURCHASE PRICE

     2.1 Initial Purchase Price. The initial purchase price for the Interests shall be comprised of Eight Million Dollars ($8,000,000) paid by bank wire transfer (the "Money Payment") and One Million (1,000,000) shares of Buyer's Common Stock (the "Initial Stock Payment"). The Money Payment shall be consideration for the Section 12 Field, as described in Exhibit "A" to this Agreement. Nine Hundred Thousand (900,000) shares of the Initial Stock Payment shall be consideration for the Colorado AMI, except the oil and gas field described as the "Section 22 Field" in Exhibit A to this Agreement and the Section 20 Well, as described in Exhibit "A" to this Agreement. The remaining One Hundred Thousand (100,000) shares shall be consideration for the Trailblazer AMI, as described in Exhibit "A" to this Agreement. The Money Payment and the Initial Stock Payment shall collectively be herein called the "Initial Purchase Price." In addition, in consideration for Seller's conveyance of interests in the Section 22 Field and the Section 20 Well Buyer shall assume all Seller's liabilities and obligations in the Section 22 Field and the Section 20 Well regardless of whether such liabilities and obligations accrue before or after the Effective Time. At Closing, the Money Payment of the Initial Purchase Price shall be adjusted as set forth in Section 2.2 below.

     2.2 Adjustments to Initial Purchase Price. The Initial Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the "Adjusted Purchase Price":

          (a) The Initial Purchase Price shall be adjusted upward by the following:

                  (i) Upon execution of this Agreement Buyer shall pay Seller the amount of all actual operating or capital expenditures or prepaid expenses attributable to the Interests paid or payable by or on behalf of Seller in connection with the operation of the Interests between the Effective Time and the time this Agreement is executed. Such expenditures and expenses shall include, without limitation, normal field operation costs, lease acquisition costs, lease broker costs, seismic costs, royalties, rentals and other charges; ad valorem, property, excise, and any other taxes based upon or measured by the ownership of the Interests, the production of hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges at normal company overhead labor rates and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement. Such expenditures and expenses shall also include costs for lease sight drafts and seismic permitting incurred prior to the Effective Time but not yet paid prior to execution of this Agreement. The invoices for these costs and expenses shall be provided to Buyer as soon as possible. The costs actually paid by Buyer prior to Closing pursuant to subsections 2.2(a)(i) and (ii) of this Agreement shall be limited to Three Hundred Thousand Dollars ($300,000) excluding seismic costs. Further, Buyer shall not be required to reimburse Seller for discretionary expenditures (excluding leasehold bonuses) in excess of twenty five thousand dollars ($25,000.00) in the aggregate unless such expenditures are approved by Buyer prior to commitment of such sums by Seller.

                  (ii) At Closing, to the extent not previously paid, the amount of all actual operating or capital expenditures or prepaid expenses attributable to the Interests paid or payable by or on behalf of Seller in connection with the operation of the Interests between the Effective Time and the Closing. Such expenditures and expenses shall include, without limitation, lease acquisition costs, broker costs, seismic costs, royalties, rentals and other charges; ad valorem, property, excise, and any other taxes based upon or measured by the ownership of the Interests, the production of hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges at normal company overhead labor rates and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement. Buyer shall not be required to reimburse Seller for discretionary expenditures (excluding leasehold bonuses) in excess of twenty five thousand dollars ($25,000.00) in the aggregate unless such expenditures are approved by Buyer prior to commitment of such sums by Seller.

                  (iii) At Closing the value, less taxes (other than taxes on net income), of all hydrocarbons in storage facilities above or upstream from the pipeline connection in each storage facility, or downstream of delivery point, sales meters on gas pipelines, as of the Effective Time, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity.

                  (iv) At and after Closing $50,000.00 per month for a period of three months with the first $50,000.00 due at Closing and the two subsequent $50,000.00 due October 19, 2003 and November 19, 2003, respectively, as a flat fee, for services provided by Seller's technical staff in Seller's Denver office under the direction of Seller, pursuant to the terms of 2.5(a) of this Agreement.

                  (v) Any other amounts agreed upon in writing by Seller and Buyer.

          (b) The Initial Purchase Price shall be adjusted downward by the following:


                  (i) The gross proceeds received by Seller, net of applicable severance and production taxes and compression and transportation charges, and derived from the sale of hydrocarbons attributable to the Interests to the extent owned by Buyer between the Effective Time and the Closing Date, pursuant to the provisions of Section 1.6 above.

                  (ii) COPAS revenues received by Seller between the Effective Time and Closing Date.

                  (iii) Any other amounts agreed upon in writing by Seller and Buyer.

          (c) Upward and downward adjustments to the Initial Purchase Price pursuant to Section 2.3 shall be made only to the Money Payment.

          (d) All costs advanced to Seller by Buyer prior to Closing pursuant to subsection 2.2(a)(i) and (ii) of this Agreement shall be refundable in the event fraud or material misrepresentation by Seller.

     2.3 Allocation of Initial Purchase Price. The Initial Purchase Price shall be allocated among the Interests as set forth in Exhibit "B" attached hereto (the "Allocated Values").

     2.4 Preliminary Settlement Statement. Seller shall prepare and deliver to Buyer at least five (5) "Business Days" (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are required or authorized by law to be closed) prior to the Closing Date, Seller's estimate of the Adjusted Purchase Price to be paid at Closing, together with a statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section
2.2 (the "Preliminary Settlement Statement"). The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the Adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments and Seller's good faith estimation of any disputed amounts, which estimate shall be subject to adjustment in the Final Settlement Statement pursuant to Section 9.1.

     2.5 Additional Purchase Price and AMI Terms. In addition to the Initial Purchase Price, Buyer and Seller agree to an additional purchase price related to the Lease portions of the Interests within the Colorado AMI and the Trailblazer AMI, as both are defined in Exhibit A.

          (a) Colorado AMI. In order to assist in identification of drillable prospects, Buyer agrees to assume Seller's geophysical contract in the Colorado AMI at the time this Agreement is signed and immediately bear all costs of seismic, permitting, acquisition and interpretation invoiced after the Effective Time. A copy of such geophysical contract, with all amendments thereto, is attached hereto as Schedule 2.5(a). As consideration for the $50,000.00 per month payment described in Section 2.2(a)(iv) of this Agreement, Seller shall for a period of 90 days, beginning at Closing, make Seller's technical staff in Seller's Denver office under the direction of Seller available at reasonable times to assist Buyer in development of the Colorado AMI. The costs of any outside consultants retained by Buyer shall be the obligation of Buyer.

     In the event Buyer and Seller determine valid drillable prospects for the discovery and production of hydrocarbons exist on Leases, or land pooled therewith, within the Colorado AMI and any such prospect either (1) is identified in the Niobrara, D-Sand or J-Sand formations by seismic survey and volumetrics prior to drilling to contain from those formations at least one million barrels of recoverable oil or six billion cubic feet of recoverable gas or a combination of oil or gas equal to or exceeding one million barrels of oil equivalent using a 6 mcf :1 barrel gas-to-oil ratio, or (2) is identified during or after drilling to contain from all formations at least one million barrels of recoverable oil or six billion cubic feet of recoverable gas or a combination of oil or gas equal to or exceeding one million barrels of oil equivalent using a 6 mcf :1 barrel gas-to-oil ratio, then such acreage shall be designated by Buyer as a "Bonus Prospect."

     In the event Buyer and Seller, prior to drilling, are unable to agree that any drillable prospect should be designated as a Bonus Prospect, Buyer and Seller shall, after completion of such well, utilize all data acquired through drilling and again seek to determine whether such prospect qualifies as a Bonus Prospect. If the parties are unable to agree within thirty (30) days of completion, all seismic and well data shall be submitted for such determination to Malkewicz, Hueni Associates of Golden, Colorado, consulting engineers, or such other consulting engineers as Buyer and Seller may agree. Costs of the consulting engineers shall be borne by the Party whose assessment of the prospect does not agree with the conclusion of the consulting engineers. Regardless of the determination of the consulting engineers, the prospect may later be designated as a Bonus Prospect if it is identified during or after drilling to contain from all formations at least one million barrels of recoverable oil or six billion cubic feet of recoverable gas or a combination of oil or gas equal to or exceeding one million barrels of oil equivalent using a 6 mcf :1 barrel gas-to-oil ratio.

     Within seven (7) days of a Bonus Prospect designation, Buyer shall issue to Seller as additional purchase price, up to 190,000 shares of Buyer's common stock which may contain a restrictive legend ("Additional Shares") (or such lesser amount such that the value of such stock based upon the average closing price of the stock for the immediately preceding 30-day period may equal but does not exceed $950,000.00) for each Bonus Prospect (a "Bonus"). In no event shall Buyer ever be obligated to issue Seller more than 190,000 Additional Shares per Bonus Prospect nor issue a cumulative total of more than 1,900,000 Additional Shares of Buyer's common stock regardless of the number of designated Bonus Prospects and Lease acres contained therein, and in no event shall Buyer ever be obligated to pay Seller a Bonus for any portion of the Colorado AMI that is not deemed to be a Bonus Prospect.

     Buyer shall drill not less than ten prospects during every twelve month period following the Effective Time (the "Agreement Year") and as to each successful prospect well Buyer shall continuously drill additional wells to fully develop each discovery as a result of such drilling with the goal of
establishing ten-acre spacing for each such oil discovery.       The Agreement
Year ten prospect drilling program is a cumulative program to the end that all prospects drilled in excess of ten per Agreement Year will be credited to future Agreement Year drilling programs (example: year one, 12 prospects drilled; year two, only eight prospects need be drilled).

     If at any time Buyer fails, but for reasons of acts of God or lack of availability of a drilling rig, to honor the Agreement Year drilling program, Buyer shall reassign to Seller all Lease acreage in the Colorado AMI not held by production. Buyer shall have no other liability to Seller or any other party for failure to drill.

     Buyer agrees to drill all wells to the base of the J-Sand Formation or the top of the Skull Creek Formation. Buyer agrees to drill five (5) feet into each bench of each zone and circulate up samples and immediately test by drill stem testing all legitimate oil and gas shows at that time from the "D" Sand to the total depth of the well. The wellsite geologist will notify both Buyer and Seller simultaneously prior to drilling into each five foot zone of interest and prior to any test. Buyer agrees to notify Seller and or his designee(s) before proposed operations occur. After logging, any potentially productive zones not tested while drilling will then be tested.

     Seller shall at its option receive a proportionate fifty percent (50%) after payout working interest in each well. Payout (as hereinafter defined) shall be calculated on a well-by-well basis.

     For purposes hereof, "Payout" is defined on a well-by-well basis as that point in time when Buyer has recovered production sales revenue from the subject well in an amount equal to Buyer's cost to drill, test, complete and
operate the well, such costs to include costs of   insurance, production,
severance, ad valorem and other similar taxes, and royalty and other leasehold burdens. Proceeds shall be valued at the amounts actually received by Buyer or its affiliate after deduction of third party charges for marketing and transportation.

     Additionally, subject to paragraph 2.2(a)(i) above, Buyer shall be responsible for and, to the extent not then paid by Seller, shall pay leasehold bonus and rentals due after the Effective Time, immediately upon receipt of invoice by Buyer. Not withstanding the foregoing, Buyer is not obligated to maintain any Lease in force and may release, allow to expire, or fail or refuse to pay rental on any leasehold without obligation to Seller. If Buyer elects to release, allow to expire, or fail or refuse to pay rental on a Lease or any part thereof, Buyer will offer reassignment to Seller at least 45 days prior to the next ensuing rental date and at least six (6) months prior to expiration of such Lease or any part thereof.

     In order for Seller to be entitled to the full reversionary working interest provided for above, the prospect Lease interest assigned from Seller to Buyer or acquired by Buyer pursuant to this Agreement must have a net revenue interest of 75% based upon a 100% working interest. In the event such net revenue interest is less than a proportionate 75%, Seller's after payout working interest shall be reduced proportionately.

     Beginning one year after Closing, Seller may propose the drilling of test wells on portions of the Colorado AMI not then designated by Buyer as Bonus Prospects (an "Additional Prospect"). Such drilling may be proposed no more than three Additional Prospects at a time, with proposals for Additional Prospects being made no sooner than thirty (30) days after the last proposed Additional Prospect well is completed as a producer or plugged and abandoned as a dry hole. On an Additional Prospect -by- Additional Prospect basis, Buyer may elect to drill such wells. In the event Buyer elects to drill an Additional Prospect proposed by Seller hereunder, Buyer shall use its best efforts to commence the first well in such Additional Prospect as soon as Seller or Buyer can make a rig available for drilling a proposed well.

     In the event Buyer elects not to drill an Additional Prospect proposed hereunder by Seller, Buyer shall reassign to the Seller sufficient Lease acreage to comprise the proposed Additional Prospect. Such assignment shall contain not more than 640 acres, be shaped as nearly as possible to match the geologic prospect utilizing governmental quarter-quarter sections. If Seller has not commenced actual drilling of the reassigned Additional Prospect, but for reasons of acts of God, within 120 days from the date of Buyer's election not to drill, Seller shall reassign such acreage back to Buyer, unencumbered by actions of Seller during the period it held title and at no cost to Buyer.

      In the event one of the parties acquires working interests in existing or shut-in production in the Colorado AMI, Buyer shall pay for and be entitled to 100% of the working interest acquired at a proportionate 75% net revenue interest until Production Acquisition Payout (as hereinafter defined). Seller shall be entitled to any net revenue interest above said 75%. At Production Acquisition Payout, Seller shall have the option to back in for a proportionate 25% working interest. The working interests of Seller and Buyer shall be at a proportionate 75% net revenue interest, with Seller being entitled to any net revenue interest above said 75%. In the event Buyer's net revenue interest is less than a proportionate 75%, Seller's after payout working interest shall be reduced proportionately.

     For purposes hereof, "Production Acquisition Payout" is defined as that point in time when Buyer has recovered production sales revenue from the subject acquisition, on a field by field basis, in an amount equal to Buyer's cost to acquire and operate the field, such costs to include costs of insurance, production, severance, ad valorem and other similar taxes, and royalty and other leasehold burdens. Proceeds shall be valued at the amounts actually received by Buyer or its affiliate after deduction of third party charges for marketing and transportation.

     Except for the Section 12 Field, which is subject to the Reversionary Interest, with respect to any new wells drilled (or the re-entry or recompletion of wells not producing at the time of the acquisition) in the Colorado AMI, including but not limited to wells drilled on non-producing acreage acquired together with producing acreage, Buyer shall be entitled to 100% of the working interest acquired at a proportionate 75% net revenue interest until Payout (as defined in Section 2.5(a) of this Agreement).
Seller shall be entitled to any net revenue interest above such 75%. At Payout, Seller shall back in for a proportionate 50% working interest. The after payout working interests of Seller and Buyer shall be at a proportionate 75% net revenue interest, with Seller being entitled to any net revenue interest above such 75%. In the event Buyer's net revenue interest is less than a proportionate 75%, Seller's after payout working interest shall be reduced proportionately.

          (b) Trailblazer AMI. The Trailblazer Prospect is defined as 19,200 acres, more or less, with approximately 16,000 mineral Lease acres already owned by Seller, as more completely described on Exhibit "A", attached hereto. Such prospect is surrounded by an area of mutual interest containing approximately 42,880 acres (the "Kachina AMI"). The Kachina AMI is subject to an agreement with Kachina Energy, which agreement is attached hereto as
Schedule 2.5(b). The Trailblazer Prospect and the Kachina AMI comprise the "Trailblazer AMI", which is subject to an Area of Mutual Interest Agreement between the Parties and includes those lands identified as the Trailblazer AMI in Exhibit "A" to this Agreement.

     Seller represents that the approximately 16,000 acres carry an average net revenue interest of not less than 80%; provided, however, the representation contained in this sentence shall survive only until December 31, 2003.

     Buyer agrees to drill the Initial Well (located at the location identified in Exhibit A to this Agreement) and all wells drilled by Buyer within the Trailblazer AMI vertically to the base of the J-Sand Formation or to the top of the Skull Creek Formation and log the well, then plug back to the Niobrara Formation, set 7" casing and horizontally drill from the NENE of the section to the furthest point in the SWSW of the section allowable by the State Oil and Gas Conservation Commission.

     Further, Buyer agrees to core the J-Sand Formation in the Initial Well, log all vertical wells and test all legitimate oil and or gas shows in all wells. Any sand fracturing shall be done by Halliburton using Halliburton's recommendation.

     Further, Buyer shall drill seven wells during every twelve month period after Closing (the "Agreement Year") on the Trailblazer Prospect.

     The Agreement Year seven well drilling program is a cumulative program to the end that all wells drilled in excess of seven per Agreement Year will be credited to future Agreement Year drilling programs (example: year one, 8 wells drilled; year two, only 6 wells need be drilled).

     If at any time Buyer fails, but for reasons of acts of God or lack of availability of a drilling rig, to honor the Agreement Year drilling program, Buyer shall reassign to Seller all acreage in the Trailblazer AMI not held by production. Buyer shall have no other liability to Seller or any other party for failure to drill.

     In each well drilled by Buyer, Buyer shall pay for and be entitled to one hundred percent (100%) of the working interest at a proportionate seventy percent (70%) net revenue interest until Payout. Seller shall be entitled to any net revenue interest above said seventy percent (70%). After Payout Buyer shall be entitled to its seventy percent (70%) working interest at a proportionate eighty percent (80%) net revenue interest, and Seller shall have the option to receive a proportionate thirty percent (30%) working interest at a proportionate eighty percent (80%) net revenue interest together with any net revenue interest above said eighty percent (80%). Payout (as hereinafter defined) shall be calculated on a well-by-well basis. If a Trailblazer AMI well produces, on a gross basis, sales volume of 140,000 barrels of oil equivalent based on a 6 mcf :1 barrel gas-to-oil ratio, Seller's proportionate 30% after payout working interest for that well shall increase to a proportionate fifty percent (50%) working interest for all subsequent production in that well.

     For purposes hereof, Payout is defined on a well-by-well basis as that point in time when Buyer has recovered production sales revenue from the subject well in an amount equal to Buyer's cost to drill, test, complete and operate the well, such costs to include costs of insurance, production, severance, ad valorem and other similar taxes and royalty and other leasehold burdens. Proceeds shall be valued at the amounts actually received by Buyer after deduction of third party charges for marketing and transportation.

     In order for Seller to be entitled to the full reversionary working interest provided for above, the prospect Lease interest assigned from Seller to Buyer pursuant to this Agreement and/or the leasehold acquired under this AMI must have an average net revenue interest of 70% (proportionately reduced) before payout and 80% (proportionately reduced) after payout. In the event such net revenue interest in a well is less than such 70% before payout and such 80% after payout, Seller's after payout working interest shall be reduced proportionately.

          (c)     Additional AMI Terms.

                  (i) The Colorado AMI shall be effective August 1, 2003 and shall terminate at 11:59:59 p.m. Mountain Daylight Savings Time July 31, 2006. The Trailblazer AMI shall be effective August 1, 2003 and shall terminate at 11:59:59 p.m. Mountain Daylight Savings Time July 31, 2006. The Colorado AMI and the Trailblazer AMI shall include all working interests acquired through lease extensions and renewals. The Colorado AMI and the Trailblazer AMI shall exclude all overriding royalty interests, royalty interests and mineral interests; provided, however, all mineral interests owned or hereafter acquired by Buyer or Seller shall be subject to an oil and gas lease in the form attached hereto as Exhibit "H-1" with respect to minerals owned by Seller and located in the Section 12 Field, and in the form attached as Exhibit "H-2" with respect to minerals owned by Seller in all other lands within the Colorado AMI and the Trailblazer AMI except the Section 12 Field, with the mineral owner as lessor and the other Party as lessee. Neither Party shall pay a bonus for the other Party's mineral interest leased from the other Party. All such leases shall have a royalty equal to the before payout net revenue interest Seller receives pursuant to this Agreement, and shall terminate either after five years or when Buyer fails but for reasons of acts of God or lack of availability of a drilling rig to fulfill the Agreement Year Drilling obligation pursuant to the terms of this Agreement, whichever is sooner.

                  (ii) Subject to the expenditure limitations of paragraph 2.2(a)(i) above, Buyer agrees to pay for the acquisition of any lease located in the Colorado AMI and the Trailblazer AMI acquired by Seller from and after the Effective Time through the first year following the Effective Time, provided Buyer may but shall not be obligated to acquire any lease which costs more than $25 per mineral acre. Payment of all lease drafts shall be the obligation of Buyer. In no event shall the price per acre throughout the Colorado AMI and the Trailblazer AMI exceed $25 without the prior consent of the Buyer.

                  (iii) Buyer also agrees to pay for 100% of the acquisition of any producing property in which it participates located in the Colorado AMI from the Effective Time through the first year following the Effective Time. Buyer may but shall not be obligated to participate in any such acquisition. If Buyer elects not to participate in the acquisition of any producing property, however, Seller has the right to purchase that producing property for its own account. Subject to the limitations set forth in this section, all expenditures and expenses, including but not limited to, lease acquisition costs, broker costs and outside consultants shall be the sole obligation of Buyer. Buyer shall pay all such costs directly to the third parties.

                  (iv) After the first year following the Effective Time, if Seller desires to acquire an interest within either AMI, it shall notify Buyer in writing of such acquisition (the "Subject Interest"), providing pertinent information, such as a complete description of the proposed acquisition, the number of gross/net oil and gas mineral acres affected, the cost and expenses incurred in making such acquisition (including expenses relating to title), and the amount of any royalties or overriding royalties or other burdens affecting the Subject Interest or other obligations required to earn the Subject Interest. With such notice, Seller shall also furnish copies of the leases, contracts, title materials and related documents in its possession pertaining to the Subject Interest.

                  Within ten (10) calendar days from the date of its receipt of notice from Seller, Buyer shall give written notice of its election regarding the Subject Interest. Buyer shall respond if it elects to acquire the Subject Interest by providing notice accompanied by a check for the costs of acquiring the Subject Interest within the ten (10) calendar day period. Buyer's failure to respond including payment for the Subject Interest shall constitute a conclusive relinquishment of the right to acquire the Subject Interest.

                  If the proposed acquisition is located partially within and partially outside of an AMI, then the acquiring party shall have the option of offering all of the acquisition to the non-acquiring party or limiting said offer to only that portion located within the AMI. In the event only a portion of the acquisition is offered hereunder, then the costs or obligations attributable to said acquisition shall be proportionately reduced by the percentage of the total net acreage situated outside the AMI and excluded from the offer. Seller shall be entitled to its proportionate share but shall not pay for any interests located within the AMI in accordance with the terms of this Agreement.

                  (v) After Closing, the Parties shall keep each other informed on all matters within the AMI's and shall provide each other with all data as soon as it is acquired, including, but not limited to, daily and monthly production reports, leases, contracts, drilling reports, cores, tests, completions, stimulations, engineering reports, geophysical reports, geological reports, environmental reports, reservoir simulation studies, and any kind of geophysical surveys including raw data, processed data and interpreted data in its possession.

                  (vi) All joint operations shall be governed by a joint operating agreement in the form attached hereto as Exhibit "E". In the event of a conflict between this Agreement and the Operating Agreement, the terms of this Agreement shall control. Buyer has requested Seller to obtain drilling rigs to develop the Properties. If Seller obtains drilling rigs, then Buyer shall use the drilling rigs at competitive costs for the area to drill the prospects on the Lands. For federal tax purposes, Buyer and Seller elect to treat operations under this Agreement as a tax partnership. All leases acquired under the terms of this Agreement may be acquired by Buyer or Seller but will be held in the name of Buyer for the benefit of the tax partnership. All the tax benefits and tax burdens shall be allocated to the cash contributing or cash receiving party.

                  (vii) Buyer, as operator, will call Edward Mike Davis at 702-877-5678 day or night, any day of the year, or his designee, whenever a decision is being made to complete or plug and abandon a well. At that point, Seller may elect to take over the well if Buyer wants to plug and abandon.

                  Buyer agrees to use Schlumberger Well Services, a division of Schlumberger, to provide logging and perforating services for all wells. The minimum open hole log suite run will be the Array Induction Tool and the Litho Density Tool/Compensated Neutron Log. Buyer should also run sonic logs as needed to assist with the integration of seismic data. Cased hole logging requires the Cement Bond Log run on all completed wells. Either party may obtain additional logs at its sole cost.

                  For all new wells drilled, the parties shall use Matt Goolsby of Goolsby Brothers & Associates, Inc. as the wellsite geologist. If Matt Goolsby refuses or is unable to serve as wellsite geologist, then the parties shall mutually choose another wellsite geologist.

                  (viii) Additionally, subject to paragraph 2.2(a)(i), Buyer shall be responsible for and pay leasehold bonus and rentals due from and after the Effective Time. Not withstanding the foregoing, Buyer is not obligated to maintain any lease in force and may release, allow to expire or fail or refuse to pay rental on any leasehold without obligation to Seller, provided that Buyer shall, at least 45 days prior to the next ensuing rental date and at least 6 months prior to leasehold expiration, reassign to Seller all Leases or any part thereof not held by production, unitization or pooling.

                  (ix) With respect to each interest acquired by Buyer and subject to this Agreement ("Acquired Interest") Buyer shall execute and deliver to Seller an assignment of Seller's interest in such Acquired Interest and record such assignment at the same time Buyer receives the instrument through which Buyer obtains such Acquired Interest.

                  (x) All interests assigned between Buyer and Seller shall have the same interests as received, with no additional burdens, except as otherwise permitted under the terms of this Agreement.

                                  ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer the following:

          (a) EDWARD MIKE DAVIS, L.L.C. is a privately-held limited liability company that is duly organized, validly existing and in good standing under the laws of the State of Nevada. Colorado and Wyoming are the only states in which any of the Interests are located and Seller is duly authorized to transact business as a foreign limited liability company in each state.

          (b) Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and to perform its obligations hereunder.

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly and validly authorized by Seller.

          (d) This Agreement has been duly executed and delivered on behalf of Seller, and all documents and instruments required hereunder to be executed and delivered by Seller at or prior to Closing shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms.

          (e) Other than as set forth in Exhibit "C" attached hereto and made a part hereof, there are no outstanding authorizations for expenditures ("AFEs") in excess of $25,000 each that (i) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Interests, or (ii) obligate Seller to make payments of any amounts in connection with drilling of wells or other material capital expenditures affecting the Interests.

          (f) Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its articles of organization, or other governing documents; (ii) result in the breach of any material term or condition of, or constitute a default or cause the acceleration of any material obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

          (g) There are no consents required of any other party required to consummate the transactions contemplated hereby.

          (h) Seller is not party to any forward sales, hedging or other similar agreement relating to the sale of oil, gas or other minerals from the Interests and is not otherwise obligated to deliver hydrocarbons produced from the Interests at some future time without then or thereafter receiving full payment for the production attributable to Seller's ownership in and to the Interests by virtue of: (i) a prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay," or similar provisions, (ii) a production payment, or (iii) any other arrangement.

          (i) Except for those taxes and assessments for which a Purchase Price adjustment is made under this Agreement, during the period of Seller's ownership of the Interests, Seller has properly paid all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests that have become due and payable before the Effective Time.

          (j) Except for broker's fees incurred in the acquisition of Leases subject to this Agreement, Seller has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

          (k) No suit, action, claim, or other proceeding is pending or, to the best of Seller's knowledge, threatened before any court, arbitration panel or governmental agency which relates to the Interests and which might result in a material loss of Seller's title to any portion of the Interests, or a material diminution of the value of any of the Interests, or that might materially hinder or impede the operation of the Leases.

          (l) As used in this Agreement, the term, "Existing Documents" shall mean all of the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Interests, and all contractually binding arrangements to which the Interests may be subject and which will be binding on the Interests or Buyer after Closing (including, without limitation, oil, gas and other mineral leases, overriding royalty assignments, farm-out and farm-in agreements, option agreements, force pooling orders, assignments of production payments, partnership agreements, unit agreements, unit operating agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). To the best of Seller's knowledge, (i) all material Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws); (ii) the Existing Documents contain terms standard in the oil and gas industry and shall be made available to Buyer after execution of this Agreement; (iii) Seller is not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents; and (iv) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) due thereunder have been timely paid and Seller has received no notice of default under any of the Existing Documents.

          (m) To the best of Seller's knowledge, all of the Equipment Seller requires to operate the Interests has been maintained in a state of repair so as to be adequate for normal operations.

          (n) To the best of Seller's knowledge, all of the Wells that have been drilled and completed have been so drilled and completed within the boundaries and limits permitted by contract, pooling or unit agreement, and by law; and all drilling, completion, and other operations on or affecting the Leases have been conducted in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency. To the best of Seller's knowledge, no Well is subject to penalties or allowables as of the date hereof because of any over-production or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any court or governmental body or agency.

          (o) To the best of Seller's knowledge, except as set forth in this Agreement:

                  (i) Seller's operations and activities with respect to the Interests comply in all material respects with all applicable governmental laws, including, without limitation, health and safety statutes and regulations and all Environmental Laws, including any provisions requiring notice to government agencies under Environmental Laws.

                  (ii) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter ("Environmental Proceeding") known to Seller pending or threatened against Seller or any of the Interests relating in any way to the Environmental Laws.

                  (iii) To the best of Seller's knowledge, no person has released, placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes on, beneath, or adjacent to the Leases operated by Seller, except for inventories of such substances to be used in the ordinary course of business of Seller (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations).

                  (iv) To the best of Seller's knowledge, except for the notice issued to previous owners to clean up the tank battery and discharge from water disposal pits for the Section 22 Field, Seller has not received any notice or order from any governmental or other public agency advising it that Seller is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants, or Contaminants or any other waste or substance affecting the Interests. Seller is not aware of any facts which might reasonably give rise to any such notice or order. Seller has assumed the obligation to clean up the tank battery and discharge from water disposal pits for the Section 22 Field, which shall become an obligation of Buyer at Closing.

                  (v) The term "Cleanup" shall mean all actions required to cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants.

                  (vi) The term "Environmental Laws" shall mean all Federal, state and local laws, regulations, rules and ordinances relating to polluting or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oil, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oil, Pollutants or Contaminants, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

                  (vii) The term "Hazardous Substances, Oils, Pollutants or Contaminants" shall mean all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, or defined as such by, or regulated as such under, any Environmental Law.

                  (viii) The term "Release" or "Releases" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property in violation of any Environmental Law, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property in violation of any Environmental Law.

THE REPRESENTATIONS CONTAINED IN SUBSECTIONS 3.1 M, N AND O ARE LIMITED TO THE ACTUAL KNOWLEDGE OF EDWARD MIKE DAVIS. ALL PERSONAL PROPERTY AND EQUIPMENT SOLD HEREUNDER SHALL BE CONVEYED "AS IS, WHERE IS" AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED. FURTHER, SELLER MAKES NO WARRANTY OR REPRESENTATION AS TO ACTUAL CONDITIONS OF THE MATTERS DESCRIBED IN SUBSECTIONS 3.1 M, N AND O, OR AS TO THE ACCURACY OR COMPLETENESS OF THE REPRESENTATIONS CONTAINED IN SUBSECTIONS
3.1 M, N OR O. BUYER SHALL RELY SOLELY UPON ITS OWN INVESTIGATION OF THE INTERESTS WITH RESPECT TO THESE MATTERS.

          (p) Edward Mike Davis is the sole owner of Edward Mike Davis, L.L.C. and is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. Edward Mike Davis is an experienced and knowledgeable investor in the equity securities of oil and gas companies and is familiar with the risks and uncertainties involved. An investment in the Buyer's Common stock is a suitable investment for Edward Mike Davis. Edward Mike Davis has received copies of, has reviewed and understands Buyer's Annual Report on Form 10-K for its fiscal year ended June 30, 2002, Buyer's proxy materials for its annual meeting of shareholders held on December 17, 2002, Buyer's Quarterly Reports on Form 10-Q for its quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, Buyer's Current Report on Form 8-K dated May 12, 2003 and such other information as Edward Mike Davis has deemed to be necessary to make an informed investment decision with respect to its investment in the Buyer's Common Stock. Edward Mike Davis is acquiring the Stock Payment for his own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, or any other rules, regulations, or laws pertaining to the distribution of securities.

     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following:

          (a) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer is or will be prior to Closing duly qualified to conduct business in the State of Wyoming.

          (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to purchase the Interests on the terms described in this Agreement and perform its other obligations under this Agreement.

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized.

          (d) This Agreement has been duly executed and delivered by or on behalf of Buyer; all documents and instruments required hereunder to be executed and delivered by Buyer at or prior to Closing shall have been duly executed and delivered; and this Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

          (e) All shares of the Common Stock of Buyer issued to Seller pursuant to this Agreement shall be duly authorized and when issued shall be fully paid, non-assessable shares of the Common Stock of Buyer and shall carry all of the same rights and privileges as all other issues of the Common Stock of Buyer, provided, however that the Parties acknowledge that such shares will not be registered stock until such shares are registered pursuant to Section 9.5.

          (f) Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which Seller shall has any responsibility whatsoever.

          (g) Prior to Closing, Buyer will have inspected the Interests, the public records and Seller's files for all purposes, including, but not limited to, detecting the presence and concentration of naturally-occurring radioactive materials and satisfying itself as to the physical condition and environmental condition of the Interests, both surface and subsurface. In entering into this Agreement, Buyer has relied solely on its independent investigation of, and judgment with respect to, the Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of any representatives of, or consultants or advisors engaged by Seller.

          (h) At Closing, Buyer will meet the bonding and other requirements required by all governmental authorities with respect to the Interests (and Seller agrees to provide Buyer, prior to Closing, with a list of such requirements) and, after Closing, Buyer anticipates that it will continue to meet such bonding requirements. Buyer is, and after the Closing will be qualified to own the Interests. The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to be an owner of oil, gas, and mineral leases or to exceed any acreage limitation imposed by law, statute, rule or regulation. Buyer is not aware of any fact that could reasonably be expected to cause the appropriate governmental authorities to fail to unconditionally approve the assignment of the Interests to Buyer.

          (i) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Interests for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, or any other rules, regulations, or laws pertaining to the distribution of securities.

         (j) Buyer has arranged or will have arranged to have available by the Closing Date sufficient funds to enable the payment to Seller, by wire transfer, of the Adjusted Purchase Price in accordance with Section 2.3 and to otherwise perform Buyer's obligations under this Agreement.

         (k) Buyer's inspection of the Property shall be coordinated with Seller to avoid disclosure of this Agreement to third parties. Buyer shall contact Seller prior to any onsite inspections and comply with any reasonable requests by Seller to avoid disclosing any evidence of the proposed transaction to any third party.

                               ARTICLE 4
                     CERTAIN AGREEMENTS OF SELLER

     4.1 Agreements Between Execution of Agreement and Closing. During the period between the execution of this Agreement and the Closing Date, Seller shall not, without the prior written consent of Buyer, (i) sell, convey, assign, transfer or encumber any of the Interests; (ii) sell oil, gas or other minerals from the Interests except sales made in the ordinary course of business; (iii) enter into any forward sales, hedging or similar agreements relating to the sale of oil, gas or other minerals from the Interests; (iv) enter into any agreement amending, modifying or terminating any of the Leases; or (v) take any other action with respect to any of the Interests that would cause a material diminution in the value thereof or that would materially and adversely affect the use and enjoyment thereof. In the event Seller desires to make any expenditure exceeding $25,000.00, net to Seller's interest, except for obligations under existing contracts, expenditures necessary to maintain the Interests, or in the event of any emergency as to which Seller has notified Buyer, then Buyer shall not be obligated to reimburse such expenditures and will not benefit from such expenditures unless it consents thereto.

     4.2 Access to Records. Following the execution of this Agreement by the Parties, Seller shall afford to Buyer and its authorized representatives, during normal business hours, reasonable access to well and land files, title, contract and legal materials and operating data and information in Seller's possession or to which it has access affecting the Interests.

     4.3 Notification of Additional Proceedings. Seller shall promptly notify Buyer of any new suits, actions, claims or other proceedings threatened or pending before, or required to be filed with, any court, arbitrator or governmental agency which relate to the Interests.

     4.4 Consents. Seller shall use its best efforts to obtain any consents necessary to transfer the Interests to Buyer.

     4.5 Trading in Buyer's Stock. Neither Seller nor its affiliates, insiders, agents and brokers shall be permitted to buy or sell shares, options, etc., in the common stock of Buyer until after Closing.

                               ARTICLE 5
                       CERTAIN AGREEMENTS OF BUYER

     5.1 Cooperation. Buyer shall cooperate with Seller to assist Seller in carrying out the agreements of Seller hereunder.

     5.2 Change of Operations. Buyer will diligently pursue the filing and other requirements to assume operations, where applicable, and ownership of the Interests, including without limitation, well testing, bonding and other requirements from all governmental authorities with respect to the Interests such that Seller can withdraw as operator of the Interests, where applicable, as soon as possible after Closing.

     5.3 Bank and NASDAQ Approvals. Buyer shall use its best efforts to obtain the written consent of the Bank of its senior lending banks, Bank of Oklahoma, N.A. and Local Oklahoma Bank to consummate the transactions contemplated by this Agreement, and after closing, use its best efforts to obtain approval from NASDAQ of its listing application for the Initial Stock Payment and the Additional Shares to be issued to Seller pursuant to this Agreement.

                               ARTICLE 6
                     BUYER'S CONDITIONS TO CLOSING

     The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to Closing of each of the following conditions:

     6.1 Representations. The representations and warranties by Seller set forth in Section 3.1 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except as modified with the written consent of Buyer.

     6.2 Changes. There shall have been no material adverse change in the physical condition of the Interests, except depletion through normal production within authorized allowables and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by Buyer.

     5.3 Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement.

     6.4 No Legal Proceedings. No suit, action or other proceeding shall be pending or threatened before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by this Agreement, or which might result in a material loss of any portion of the Interests, a material diminution in the value of any of the Interests, or materially interfere with the use or enjoyment of the Interests, except (i) matters that are disclosed in this Agreement or (ii) any suit or proceeding affecting only a portion of the Interests, which portion could be treated as subject to a Title Defect in accordance with Article 10.

                               ARTICLE 7
                    SELLER'S CONDITIONS TO CLOSING

     The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to Closing of each of the following conditions:

     7.1 Representations. The representations and warranties by Buyer set forth in Section 3.2 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except as modified with the written consent of Seller.

     7.2 Performance. Buyer shall have timely performed and complied in all material respects with all agreements and covenants required by this Agreement.

     7.3 No Legal Proceedings. No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the sale contemplated by this Agreement, except (i) matters with respect to which Seller has been adequately indemnified by Buyer or (ii) any suit or other proceeding affecting only a portion of the Interests, which portion could be treated as subject to a Title Defect in accordance with Article 10.

     7.4 Bank and NSDAQ Approvals. Prior to the Closing Date Buyer shall have obtained the written consent of the Bank of its senior lending banks, Bank of Oklahoma, N.A. and Local Oklahoma Bank to consummate the transactions contemplated by this Agreement

     7.5 Bonds. Where applicable, Buyer shall have furnished evidence satisfactory to Seller that Buyer has obtained or has capacity to obtain any requisite plugging bonds and other assurances required by governmental authorities including, where applicable, qualification to assume operatorship.

                               ARTICLE 8
                                CLOSING

     8.1 Closing Date. Subject to the conditions stated in this Agreement, Closing shall occur on the date set forth in Section 1.5 or on such other date and time as Buyer and Seller may agree (the "Closing Date").

     8.2 Place of Closing. The Closing shall be held at the Las Vegas, Nevada offices of Seller as set forth in Section 15.2; provided, however, the Parties may agree to close via facsimile or overnight mail.

     8.3     Closing Obligations.   At the Closing, the following documents
shall be delivered and the following events shall occur, each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          (a) Seller shall execute and deliver: (1) an Assignment, Bill of Sale and Conveyance with special warranty of title only, in the form attached hereto and made a part hereof as Exhibit "F" (the "Assignment") (in sufficient counterparts to facilitate recording) conveying the Interests, subject to the Permitted Encumbrances; and (2) such other instruments as may be required to convey the Interests to Buyer and otherwise effectuate the transactions contemplated by this Agreement; including, but not limited to, appropriate change of operator forms.

          (b) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

         (c) Buyer shall deliver the Money Payment of the Adjusted Purchase Price by bank wire transfer to the account of Edward Mike Davis, Account No. 750027054, at the Bank of America, P.O. Box 98600, Las Vegas Nevada 89193, telephone number (702) 654-7900, Bank Routing Number 122400724, which transfer shall be initiated no later than 10:00 a.m. Mountain Daylight Savings Time, the morning it is due, and also shall deliver to Seller the Stock Payment.

         (d) Seller shall deliver on forms supplied by Buyer transfer orders or letters in lieu thereof, directing the operator or purchaser to make payment of proceeds attributable to production from the Interests after the Effective Time to Buyer.

         (e) Buyer and Seller shall execute and deliver the Registration Rights Agreement, as defined in Section 9.5 below.

     8.4     Records.  In addition to the obligations set forth under Sections
4.2 and 8.3 above, within sixty (60) days after Closing, Seller shall deliver to Buyer all original well and land files in its possession or to which it has access. Buyer shall be entitled to all original records affecting the Interests assigned to Buyer pursuant to the terms of this Agreement. Seller shall be entitled to keep a copy of such records for its files. Buyer agrees to preserve and maintain such records for at least five (5) years after the Closing Date and to provide Seller access to such records during normal business hours during such period.

                               ARTICLE 9
                         POST-CLOSING MATTERS

     9.1     Final Settlement Statement.

          (a) As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement ("Final Settlement Statement") setting forth each adjustment (other than adjustments for Title Defects) finally determined as of Closing and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement no later than one hundred twenty (120) days after the Closing. The Parties shall employ that degree of effort as would prudent business persons engaged in ongoing business relationships to reach agreement as to the amounts due pursuant to such Final Settlement Statement no later than thirty (30) days after the submission to Seller of proposed changes to the Final Settlement Statement.

          (b) Should the Parties not reach agreement as to the amounts due pursuant to such Final Settlement Statement, the disputed items shall be submitted to KPMG, LLP for resolution. The decision of KPMG, LLP shall be considered final as between the Parties. Cost for KPMG, LLP and resolution of the dispute will be apportioned between Seller and Buyer in proportion to the award by KPMG.

          (c) The date upon which such agreement or resolution is reached shall be called the "Settlement Date." On the Settlement Date, should one party be obligated to the other by reason of the Final Settlement Statement, the indebted party shall pay to the other party, by bank wire transfer, those monies determined to be due under the Final Settlement Statement. Until paid, all past due amounts hereunder shall bear interest from the Settlement Date at the lesser of prime plus two percent, as established by Bank of Oklahoma, N.A., in Oklahoma City, Oklahoma (computed based on a 360 day year) or the maximum lawful rate permitted by applicable law (the "Interest Rate").

     9.2 Unpaid Third Party Funds. At such time as Buyer and Seller agree on a Final Settlement Statement, Seller will transfer to Buyer all funds held by Seller in suspense for any third party owners of royalty, overriding royalty, working interests, mineral interests or other similar interests, attributable to the Interests, except for ad valorem taxes and severance taxes attributable to production obtained prior to the Effective Time and not yet paid, and will deliver all records in Seller's possession, including a schedule of such funds listing the owners thereof, which may be used to determine proper disbursement. Buyer shall thereafter be responsible for determining the proper payment of such amounts and shall indemnify and hold harmless Seller from and against any and all cost, loss or expense of whatever kind, including attorneys' fees, arising from or in connection with the claim of any person, up to the amount listed on the schedule provided by Seller with respect thereto, with respect to the funds transferred to Buyer pursuant to this Section 9.2.

     9.3 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant hereto.

     9.4 Survival. Except as expressly provided herein, it is intended that the covenants, representations and warranties of Articles 3, 6, 7, 8, 10 and 11 shall survive until December 31, 2003. Except as expressly provided herein the covenants, representations and warranties of the other Articles shall survive Closing.

     9.5      Buyer's Stock.

          (a) At Buyer's sole expense, Buyer shall file a registration statement registering all shares of Buyer common stock to be issued to Seller hereunder within thirty (30) days of Closing under terms more specifically set out in the Registration Rights Agreement attached here to and made a part hereof as Exhibit "G" (the "Registration Rights Agreement").

          (b) Unless otherwise agreed to in writing by the Parties, with respect to all Additional Shares, at Buyer's sole expense, Buyer shall file a registration statement registering all shares of Buyer common stock to be issued to Seller hereunder within thirty (30) days of issuing Additional Shares under terms more specifically set out in the Registration Rights Agreement attached hereto and made a part hereof as Exhibit "G" (the "Registration Rights Agreement")

     9.6 Tax Allocation. The parties agree that the Purchase Price shall be allocated as set forth on Exhibit "B" for Federal Income Tax purposes.
Each party shall use such allocations in filing Form 8594 (Asset Acquisition Statement) with the IRS. Seller shall be responsible for paying ad valorem, severance and other taxes on production attributable to the period of time prior to the Effective Time. Buyer shall be responsible for paying ad valorem, severance and other taxes on production attributable to the period of time after to the Effective Time. Seller shall keep the total amount of all such taxes in a separate account designated solely for the payment of such taxes. Upon receipt Buyer shall place the total amount of all such taxes in Treasury bills to be held in a separate non-hypothecable escrow account designated solely for the payment of such taxes. Buyer shall provide Seller with a copy of the escrow agreement and the monthly bank statement of all such accounts. Buyer and Seller agree to timely pay such taxes. Interest on any Treasury Bills shall be distributed 50/50 between Buyer and Seller.

     9.7 Access to Records. Seller shall provide Buyer and Buyer's agents and accountants full and complete access to all of Seller's records that are reasonably necessary or convenient for Buyer to cause an audit of Seller's operation of the Interests to be conducted to the extent necessary to enable Buyer to fully comply with its public disclosure obligations under applicable securities laws and regulations, including, without limitation, Buyer's disclosure obligations under Section 13(d) of the Securities Exchange Act of 1934 and Regulation S-X promulgated thereunder.

     9.8 Take in Kind and Payment of Proceeds. Each party may take its production in kind. The parties, however, shall use reasonable efforts to sell production to a single, mutually acceptable purchaser. Oil purchasers shall send Seller's share of all payments to Seller under this Agreement or pursuant to the operating agreements covering the Interests directly to Seller by wire transfer. Gas purchasers shall send Seller's share of all payments to Seller under this Agreement or pursuant to the operating agreements covering the Interests shall be sent directly to Seller by Federal Express or wire transfer. If it becomes impossible to send any payments directly to Seller, then the operator or other entity receiving payments shall send such payments to Seller by Federal Express or wire transfer not later than one business day after receipt of such payments by such operator or other entity.

                               ARTICLE 10
                              TITLE MATTERS

     10.1     Access to Title and Other Documents.

          (a) After the date hereof, Seller will make available to Buyer and to its representatives (such representatives to include employees, consultants, independent contractors, attorneys and other advisors of Buyer) for Buyer's copying and/or inspection (at Buyer's cost and expense), at Seller's offices during normal business hours the following documents in Seller's possession or under its control:

                  (i) All abstracts of title, title opinions, title curative materials, ownership reports, division orders, bills of sale, other documents evidencing transfers of title, tax receipts, and licenses and registrations pertaining to the Interests.

                  (ii) All of the lease records, lease files, leases, conveyances and assignments of interest in the Leases; unitization, unit, pooling and operating agreements; division orders; contracts; transfer orders; orders of the applicable regulatory authorities or administrative agencies; mortgages, deeds of trust, security agreements, and financing statements; and all other contracts, agreements and documents affecting the Interests.

                  (iii) Instruments and documents concerning proper payment of all general and special assessments, ad valorem and property taxes, and production, severance and similar taxes and assessments based on or measured by the ownership of the Interests, the production of hydrocarbons, or the receipt of proceeds therefrom for 2002 and years prior for which the applicable statute of limitations has not expired.

                  (iv) All geological maps, geophysical surveys, ownership maps, seismic surveys, logs, core studies, and surveys relating to the Interests.

                  (v) All production records; transportation agreements; contracts for the purchase of gas, oil, casinghead gas, distillate, gas condensate or other hydrocarbons; processing agreements; all correspondence relating to the Interests; and data sheets relating to the Interests and to bonuses, rentals and royalties payable with respect thereto.

                  (vi) All agreements relating to the purchase, sale, processing, and transportation of production from the Wells.

                  (vii) All bonds, leases, permits, easements, licenses, orders, saltwater disposal agreements, agreements with pumpers and other agreements in any way relating to the Interests or the operation thereof.

Reliance on such information shall be at the sole risk of the Buyer. Seller makes no guaranty, warranty or representation express or implied as to the accuracy or completeness of such data, except as otherwise provided in this Agreement.

          Seller shall authorize Buyer and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of Seller (whether utilized in the past or present) concerning title related matters. Reliance on such information of such third parties shall be at the sole risk of the Buyer. Seller makes no guaranty, warranty or representation express or implied as to the accuracy or completeness of such data.

     10.2 Permitted Encumbrances. As used in this Agreement, the term "Permitted Encumbrances" shall mean the following, provided that the same shall not operate to reduce the net revenue interest or increase the gross working interest of a Well beyond that shown on Exhibit "A":

          (a) Lessors' royalties, non-participating royalties, overriding royalties, division orders, reversionary interests, and similar burdens.

          (b) Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business.

          (c) All rights to consent by, required notices to, filing with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and neither Seller nor Buyer has no reason to believe they cannot be obtained.

          (d)     Such Title Defects as Buyer may have waived in writing.

          (e)     Rights reserved to or vested in any governmental authority.

          (f) Rights of a common owner of any Interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership.

          (g) Easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Interests for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment which do not materially impair the rights held by Buyer or the use and enjoyment of the Interests.

          (h) Defects, irregularities and deficiencies in title to any rights-of-way, easements, surface leases or other rights which in the aggregate do not materially impair the use of such right-of-way, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer.

          (i) Zoning, planning and environmental laws and ordinances and municipal regulations.

          (j) Vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or which are being contested in good faith by appropriate proceedings by or on behalf of Seller.

          (k) Liens created under operating agreements in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller.

          (l)     The terms and provisions of the Existing Documents.

          (m) (1) the existing agreement with Peterson Energy Management, Inc. dated effective July 9, 2002, covering interests in the Section 12 Field;
(2) the existing agreement with Vista Energy covering Niobrara rights in approximately 1200 acres in the Colorado AMI; and (3) the existing agreement between Contex Energy and S&S Services, Inc., dated January 24, 2003, all of which agreements are attached as Schedule 10.2(l) of this Agreement.

          (n) Conventional rights of reassignment requiring notice to holders of such rights prior to abandonment of the Leases or Wells.

     Preferential rights to purchase and required third party consents to assignments and similar agreements known or disclosed to Buyer, with respect to which, prior to closing (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) arrangements acceptable to Buyer and Seller to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents to assign have been obtained are as follows: None.

     Calls or preferential rights to purchase production held by parties other than Seller are as follows: None.

     10.3 Good and Defensible Title. For the purposes of this Article 10, the term "Good and Defensible Title" shall mean, with respect to each of the Wells or Units described on Exhibit "A," that title of Seller which, subject to and except for Permitted Encumbrances:

          (a) Entitles Seller, throughout the lifetime of the relevant Well or if the duration of the interest in a Unit, to receive from such Well or Unit (free and clear of all royalties, overriding royalties, non-participating royalties, net profits interests, or other burdens on or measured by production of hydrocarbons) not less than the interest shown as the net revenue interest on Exhibit "A" in all hydrocarbons produced, saved and marketed from the Well or Unit and in the case of a Well, of all hydrocarbons produced, saved, and marketed from any unit of which the Well is a part and which is allocated to such Well; all without reduction, suspension, or termination of the interest in such Well or Unit.

          (b) Obligates Seller to bear the percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Well or Unit not greater than the gross working interest shown on Exhibit "A" without increase throughout the lifetime of the relevant Well or of the duration of the interest in a Unit.

          (c)     Is free and clear of liens, encumbrances and defects.

          (d) All irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Seller's title to the underlying Interest shall not be considered a Title Defect, including but not limited to (i) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings; (ii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than three (3) years prior to the Effective Time, and which have not been released of record; (iii) defects or irregularities arising out of acknowledgments, questions of identity, trusts or trustees, executors and personal representatives, and the manner in which they executed documents or were identified thereon; (iv) defects or irregularities arising out of mortgages or deeds of trust which, by their terms, matured more than six (6) years prior to the Effective Time but which remain unreleased of record; (v) defects or irregularities arising out of the lack of survey of specific land or lease description; (vi) defects or irregularities arising out of the lack of recorded powers of attorneys from corporations, banks, trusts or personal representatives to execute and deliver documents on their behalf or on behalf of others; and (vii) defects or irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription.

     10.4 Notice of Title Defect. Except for Permitted Encumbrances, any defect in title, lien, encumbrance, or defect that would cause Seller's title to any Interest underlying a Well or Unit described on Exhibit "A" not to be Good and Defensible Title shall be a title defect ("Title Defect"). Not later than five (5) days before the Closing Date (the "Warranty Claim Date"), Buyer must notify Seller in writing of any matter that Buyer considers to be a Title Defect ("Notice of Title Defect"), which notice shall include (i) a specific description of the matter Buyer asserts as a Title Defect, (ii) a specific description of the Well or Unit or the portion of the Interest underlying the Well or Unit that is affected by the Title Defect, (iii) Buyer's calculation of the amount ("Title Defect Amount") that the value of the Well or Unit should be reduced because of the Title Defect based on the Allocated Value shown on Exhibit "B," and (iv) appropriate supporting documentation.

     Notwithstanding anything to the contrary in this Agreement, the Buyer shall be deemed to have waived any Title Defect which the Buyer has not specifically asserted in its Notice of Title Defect presented before the Warranty Claim Date.

     10.5 Title Failure. Seller shall have the right but not the obligation to cure any Title Defect. Any item that Seller acknowledges is a Title Defect but that Seller is unwilling to cure shall be deemed a title failure ("Title Failure") unless, in Seller's reasonable judgment, it is unlikely that material losses, costs, expenses and liabilities will be experienced with respect to such Title Defect and Seller agrees to indemnify Buyer with respect thereto.

     10.6 Defect Notice; Seller's Opportunity to Cure. To the extent that Seller disputes that any item described in the Notice of Title Defect actually constitutes a Title Defect or disputes the Title Defect Amount assigned by Buyer to any such Title Defect ("Contested Defect"), Seller shall deliver to Buyer a notice so stating ("Defect Notice"). If Seller fails to cure a Title Defect within ninety (90) days after Closing, it shall be deemed a Title Failure.

     10.7 Termination Amount. Notwithstanding any provision hereof to the contrary, in the event the aggregate adjustments for Title Defects pertaining to the Section 12 Field amount to five percent (5%) or more of that portion of the Adjusted Purchase Price allocated to the Section 12 Field (the "Section 12 Field Termination Amount"), either Party shall have the option to terminate this Agreement insofar and only insofar as it applies to the Section 12 Field, without any liability, upon written notice to the other Party.

     Notwithstanding any provision hereof to the contrary, in the event the aggregate adjustments for Title Defects pertaining to the Property described in Exhibit A located in the Colorado AMI other than the Section 12 Field,
Section 22 Field and Section 20 Well amount to ten percent (10%) or more of that portion of the Adjusted Purchase Price allocated to the Colorado AMI (the "Colorado Termination Amount"), either Party shall have the option to terminate this Agreement insofar and only insofar as it applies to the Property located in Colorado, excluding the Section 12 Field, Section 22 Field and Section 20 Well, without any liability, upon written notice to the other Party.

     Notwithstanding any provision hereof to the contrary, in the event the aggregate adjustments for Title Defects pertaining to the Property described in Exhibit A located in the Trailblazer Prospect amount to ten percent (10%) or more of that portion of the Adjusted Purchase Price allocated to the Trailblazer AMI (the "Trailblazer Prospect Termination Amount"), either Party shall have the option to terminate this Agreement insofar and only insofar as it applies to that portion of the Property located in the Trailblazer Prospect, without any liability, upon written notice to the other Party

     Seller shall reimburse Buyer for all actual costs paid by Buyer pursuant to subsections 2.2(a)(i) and (ii) if this Agreement terminates because of a Title Failure pursuant to Section 10.7 and Seller can not cure the title failure sufficient to bring the value of the Title Defects below the applicable threshold within forty-five (45) days after Seller receives Buyer's notice of Title Defects, or such longer period to which Buyer and Seller agree. If only a portion of this Agreement is terminated, Seller's refund obligation shall apply only to such terminated portion.

                               ARTICLE 11
                             ENVIRONMENTAL

     11.1 Inspection; Indemnity. Buyer and its authorized representatives, at Buyer's sole risk and expense and after notice to Seller and compliance with the provisions of Section 3.2(l) of this Agreement, shall have the right to enter upon and inspect the real and personal properties comprising the Interests, and to conduct such well, environmental and other tests and assessments as Buyer shall deem appropriate, subject to the approval of the operator in the case of non-operated properties. Buyer shall repair any damages to the Interests resulting from its inspection and shall defend and hold Seller harmless from and against any and all losses, damages, claims, obligations, liabilities, expenses (including court costs and attorneys' fees) or causes of action directly resulting from damages caused by Buyer's inspection of the Interests.

     11.2 Environmental Assessment. As part of its inspection of the Interests, Buyer and its authorized representatives shall have the right to conduct soil and water tests and borings, and generally to conduct such tests, examinations, investigations and studies as may be necessary or appropriate in Buyer's sole judgment to make an environmental assessment of the Interests. Buyer shall keep any data or information acquired through such examination and the results of all analyses of such data and information strictly confidential and shall not disclose the same to any person or agency without the prior written approval of Seller unless such disclosure is required by law. Buyer shall take all steps necessary to ensure that Buyer's authorized
representatives comply with the provisions of this Article 11.   If Buyer has
discovered in its environmental assessment circumstances which require remediation, control or other response under environmental laws, rules or regulations then in effect (an "Environmental Defect"), Buyer shall notify Seller of such circumstances as soon as practicable, but in no event less than ten (10) days prior to Closing. No condition or circumstance in the Section 22 field or the Section 20 Well shall be considered an Environmental Defect. Notwithstanding anything to the contrary in this Agreement, Buyer shall be deemed to have waived any Environmental Defect Buyer has not specifically asserted in its notice presented after such deadline.

     11.3 Environmental Defects. If Buyer properly notifies Seller of an Environmental Defect related to an Interest, Buyer may (i) waive the Environmental Defect and Close, or (ii) request Seller to cure or indemnify Buyer against any Environmental Defect. If Buyer asks Seller to cure or indemnify Buyer against an Environmental Defect, and if the aggregate cost to remediate all Environmental Defects contained in Buyer's notice and not so cured or indemnified against by Seller exceeds five percent (5%) of the Adjusted Purchase Price, then Buyer may (a) waive the Environmental Defects and Close or (b) terminate this Agreement. Seller shall reimburse Buyer for all actual costs paid by Buyer pursuant to subsections 2.2(a)(i) and (ii) if this Agreement terminates because of an Environmental Defect pursuant to
Section 11.3 and Seller refuses to substantially cure such Environmental Defects or indemnify Seller against such Environmental Defects such that the resulting aggregate costs to Buyer of such Environmental Defects does not exceed five percent (5%) of the Adjusted Purchase Price.

                               ARTICLE 12
                   TERMINATION, DEFAULT AND REMEDIES

     12.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated in writing at any time at or prior to Closing by the written agreement of both Parties whereupon neither Party hereto shall be liable to the other for damages of any kind.

     12.2 Termination by Buyer or Seller. Seller, at its option, may terminate this Agreement and keep all amounts paid by Buyer pursuant to subsections 2.2(a)(i) and (ii) of this Agreement in the event any of the conditions set forth in Article 7 have not been satisfied. Buyer, at its option, may terminate this Agreement and receive a refund of all amounts paid by Buyer pursuant to subsections 2.2(a)(i) and (ii) of this Agreement in the event any of the conditions set forth in Article 6 have not been satisfied.

     In no event shall any defect, condition, representation, covenant or warranty pertaining to the Section 20 Well or the Section 22 Field be the basis for terminating all or part of this Agreement. At or before Closing Buyer shall elect whether or not to include the Section 20 Well and the
Section 22 Field as part of the Interests.  If Buyer elects to include the
Section 20 Well and the Section 22 Field, then those properties shall be included as part of the Interests. If Buyer elects to exclude the Section 20 Well or the Section 22 Field, then those properties shall be excluded from the Interests and the Colorado AMI and Buyer shall have not right, title or interest in them.

     12.3 Return of Documentation. Upon termination of this Agreement, within thirty (30) days Buyer shall return to Seller all title, geological data, reports, contracts, and maps and other information furnished by Seller to Buyer and all copies thereof. Plus copies of all findings, data and reports generated by or for Buyer.

     12.4 Survival of Confidentiality. Upon termination of this Agreement for any reason, the Parties agree that the confidentiality provisions of
Section 15.14 shall survive.

                               ARTICLE 13
                            DISPUTE RESOLUTION

     13.1 Dispute Resolution. If the Parties disagree as to any matter under this Agreement, including without limitation any dispute as to the termination, construction, validity, interpretation, enforceability or breach of the Agreement, they will first attempt to resolve such disagreement through a meeting, to be held within ten (10) days of such termination, of senior executives of each Party.

     13.2 Arbitration. If such meeting of senior executives of each Party fails to resolve the matter within thirty (30) days of the date of such meeting, then thereafter any such dispute, controversy or claim arising out of or in relation to or in connection with the Agreement or the operations carried out under this Agreement shall be exclusively and finally settled by arbitration in accordance with this Section 13.2. Either Party may submit such dispute, controversy or claim to arbitration by notice to the other Party.

          (a) The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within thirty (30) Days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party refuses to appoint its Party-appointed arbitrator within said thirty (30) day period, the appointing authority for the implementation of such procedure shall be the Denver District Court in the City and County of Denver, Colorado, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Denver District Court refuses or fails to act as the appointing authority within ninety (90) Days after being requested to do so, then the appointing authority shall be the Presiding Judge of any other District in the State of Colorado mutually agreed upon by the Parties who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

          (b) Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

                  (i) The arbitration proceedings shall be held in Denver, Colorado;

                  (ii) The arbitrator(s) shall be and remain at all times wholly independent and impartial;

                  (iii) Any procedural issues shall be determined by the applicable laws of the State of Colorado, other than those laws which would refer the matter to another jurisdiction;

                  (iv) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s);

                  (v) The decision of the sole arbitrator or a majority of the arbitrators, as the case may be, shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator; made and promptly paid in U.S. dollars free of any deduction or offset, as decided by the arbitrators; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

                  (vi) Consequential, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award;

                  (vii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Interest Rate;

                  (viii) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

                  (ix) The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An Award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award; and

                  (x) If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

                              ARTICLE 14
                      ASSUMPTION OF OBLIGATIONS

     14.1 Assumption of Obligations. At Closing, Buyer shall assume (a) the obligation to (i) plug and abandon or remove and dispose of all Wells (regardless of whether drilled or existing prior to or after closing and whether then producing or temporarily or permanently abandoned), flow lines, pipelines, and the other equipment now or hereafter located on the Interests;
(ii) cap and bury all flow lines and (iii) dispose of other pipelines now or hereafter located on the Interests, and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Interests; (b) all obligations and liabilities arising from or in connection with any oil or gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Interests on or after the Effective Time; and
(c) all other costs, obligations and liabilities that relate to the Interests and, in each case, arise from or relate to events occurring on or after the Effective Time. Notwithstanding the foregoing, to the extent Seller backs in for a reversionary working interest, Seller shall then be obligated for its proportionate share of such costs, obligations and liabilities. All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner.

                               ARTICLE 15
                              MISCELLANEOUS

     15.1 Fees and Taxes. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. All required documentary, filing and recording fees for the assignments, conveyance or other instruments required to convey title to the Interests to Buyer shall be borne by Buyer.
In addition, the liability for any sales, use, transfer or similar tax associated with the sale and/or transfer of the Interests shall be the liability of, and for the account of, the Buyer and such liability shall not be subject to proration as provided in Section 2.3.

     15.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made when actually delivered, including delivery by courier, facsimile, telecopy, or other electronic medium, or if mailed by registered or certified mail, postage prepaid, addressed as follows:

SELLER:
EDWARD MIKE DAVIS, an unmarried man and EDWARD MIKE DAVIS, L.L.C.
200 Rancho Circle
Las Vegas, Nevada  89107
Attn:  Mr. Edward Mike Davis
Telephone:  (702) 877-5678
Facsimile:  (702) 877-0272
E-Mail:  emd200@hotmail.com

And

730 17th Street, Suite 450
Denver, Colorado 80202
Attn:  Mr. Edward Mike Davis
Telephone:  (720) 946-6700
Facsimile:  (720) 946-6801
E-Mail:  kevin@emdllc.com

With a Copy to:

Law Offices of Welborn Sullivan Meck & Tooley, P.C.
821 17th Street, Suite 500
Denver, Colorado 80202
Attn:  Stephen J. Sullivan, Esq.
Telephone:  (303) 830-2500
Facsimile:  (303) 832-2366
E-Mail:  ssullivan@wsmtlaw.com

BUYER:
DELTA PETROLEUM CORPORATION
475 17th Street, Suite 1400
Denver, Colorado 80202
Attn: Roger A. Parker, President and Chief Executive Officer
Telephone:  (303) 293-9133
Facsimile:  (303) 298-8251
E-Mail:  roger@deltapetro.com

With a Copy To:
Krys Boyle, P.C.
600 17th Street, Suite 2700, South Tower
Denver, Colorado 80202
Attn:  Stanley F. Freedman, Esq.
Telephone:  (303) 893-2300
Facsimile:  (303) 893-2882
E-Mail:  tfreedman@krysboyle.com

     Either Party may, by written notice so delivered to the other, change the address, telephone number, facsimile number or e-mail address to which delivery shall thereafter be made.

     15.3 Amendments. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller.

     15.4 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

     15.5 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     15.6 Counterparts. This Agreement may be executed by Buyer and Seller in counterparts, each of which shall be deemed an original instrument, but both of which together shall constitute but one and the same instrument.

     15.7 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

     15.8 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Colorado without giving effect to the conflicts of law rules thereof. Any disputes concerning this Agreement or the subject matter hereof shall be brought in a court of competent jurisdiction of the State of Colorado.

     15.9 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

     15.10 Assignment; Parties in Interest. Neither Party shall assign interests in this Agreement without the other Party's prior written consent. Either party may assign its interests in the Lands and no party shall have any preferential right to purchase Seller's interests. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

     15.11 Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall caused to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as any Party may reasonably request to convey and deliver the Interests to Buyer, to accomplish the orderly transfer of the Interests to Buyer, or to otherwise effectuate the transactions contemplated by this Agreement. Seller will cooperate and will assist Buyer relating to the preparation and presentation of documents relating to changes in ownership and/or operatorship of the Interests. If either Party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

     15.12 Press Release. Neither Party shall make any press release or other announcement in connection with the execution of this Agreement or the Closing without first consulting with the other Party. Following such consultation and good faith attempt to make reasonable accommodations, either Party may make any announcement or press release that it believes is either required by applicable law or the rules of any stock exchange, or is advisable in connection with such Party's obligation to provide public disclosure regarding its activities. This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.

     15.13 Subrogation. Buyer shall be subrogated to all rights, actions and warranties that Seller may have with respect to Seller's predecessors-in-interest as to the Interests.

     15.14 Confidentiality. Seller and Buyer agree that, until Buyer either (a) issues a press release after Closing, or (b) files an 8K disclosing this Agreement, they will keep confidential and will not, except with the other's prior written consent or as required by applicable law, regulation or legal process, disclose (i) the existence or terms of this Agreement or the discussions hereunder; or (ii) any information which they obtain about the other during due diligence investigations and the negotiation of the transaction, and will not use any of such information for any reason or purpose other than to evaluate the transaction; provided, however, that each of Seller and Buyer may reveal such information to its respective accounting, legal and other representatives, and to Buyer's potential sources of financing for the transaction, who need to know such information for the purpose of evaluating the transaction and who agree to keep such information confidential. In the event either Party is requested pursuant to or required by applicable law, regulation or legal process to disclose any information required to be kept confidential hereunder, the Party requested or required to make such disclosure shall promptly notify the other Party so that such other Party may seek a protective order or other appropriate remedy. In addition, if either Seller or Buyer determines not to proceed with the transaction, each will promptly return to the other all written information in such Party and such Party's representatives' possession, including without limitation all internal notes and analyses prepared in connection with the transaction, provided information was provided in connection with this transaction, or promptly destroy all such information and confirm such destruction to the other in writing. Information to be returned shall not include information concerning Buyer that Seller possesses or shall possess in the future in its capacity as a shareholder of Buyer. Notwithstanding anything in this paragraph to the contrary, neither Seller nor Buyer will be required to keep confidential any information which (a) is available to the public at the time of its disclosure to the other party or becomes publicly available after such disclosure other than by a breach of this letter, (b) becomes available to the party receiving the information on a non-confidential basis from a source which is not under any obligation to maintain its confidential basis or (c) is known by the party receiving the information prior to its disclosure and such knowledge can be demonstrated by written evidence.

     15.15 Third Parties. Except as otherwise provided in this Agreement, no term or provision of this Agreement is intended to be or shall be for the benefit of any person or entity not a party hereto, and no such other person or entity shall have any right or cause of action hereunder.

     15.16 Exhibits. All Exhibits to this Agreement are incorporated in this Agreement as if fully set forth.

     15.17 Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall be binding upon the party executing it when executed by said party. Receipt of a signed copy by facsimile shall constitute notice of acceptance of the terms of this Contract by the party who signed the facsimile copy.

     EXECUTED in duplicate as of the date first above stated, but made effective as of the Effective Time.

                    SELLER:
                    EDWARD MIKE DAVIS, L.L.C.


                    /s/ Edward Mike Davis
                    ---------------------------------------
                    By: Edward Mike Davis, Manager

                    and

                    EDWARD MIKE DAVIS, an unmarried man


                    /s/ Edward Mike Davis
                    ---------------------------------------


                    BUYER:

                    DELTA PETROLEUM CORPORATION


                    /s/ Roger A. Parker
                    ---------------------------------------
                    By:  Roger A. Parker
                         President and Chief Executive Officer

                          LIST OF EXHIBITS


                             EXHIBIT A

                             INTERESTS



                             EXHIBIT B

         PURCHASE PRICE ALLOCATION FOR FEDERAL INCOME TAX PURPOSES



                             EXHIBIT C

                      LIST OF PENDING COSTS



                             EXHIBIT D

                             EQUIPMENT



                             EXHIBIT E

                        OPERATING AGREEMENTS



                             EXHIBIT F

            FORM OF ASSIGNMENT, BILL OF SALE AND CONVEYANCE



                             EXHIBIT G
                 FORM OF REGISTRATION RIGHTS AGREEMENT



                             EXHIBIT H
                    FORM OF OIL AND GAS LEASE
               Schedule 2.5(a) (Seismic agreement)
            Schedule 2.5(b) (Kachina Energy agreement)
        Schedule 10.2(l) (Peterson, Vista and S&S agreements)